UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): October 29, 2009
The J. M. Smucker Company

(Exact Name of Registrant as Specified in Charter)

Ohio	1-5111	34-0538550

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Strawberry Lane Orrville, Ohio	44667-0280

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (330) 682-3000
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

     Item 1.01. Entry into a Material Definitive Agreement.
     On October 29, 2009, The J.M. Smucker Company (the “Company”) and Smucker Foods of Canada Co., a Nova Scotia corporation and an indirect wholly owned subsidiary of the Company (“Smucker Canada” and together with the Company, the “Borrowers”), entered into a Credit Agreement (the “Credit Agreement”) with the various Lenders named therein (the “Lenders”), Bank of Montreal, a Canadian chartered bank acting through its Chicago branch, as administrative agent for the Lenders (the “Agent”), Bank of America, N.A., as syndication agent (the “Syndication Agent”), and National City Bank, JPMorgan Chase Bank, N.A., and Fifth Third Bank as documentation agents (the “Documentation Agents”). J.M. Smucker LLC, an Ohio limited liability company and a wholly owned subsidiary of the Company, and The Folgers Coffee Company, a Delaware corporation and a wholly owned subsidiary of the Company, are each guarantors under the Credit Agreement. The Credit Agreement provides for a revolving credit line of $400,000,000 (which may, at the option of the Borrowers, be increased up to $500,000,000) and terminates on October 29, 2012. The proceeds under this revolving credit line will be used for general corporate purposes and to refinance existing indebtedness, finance working capital and fund certain fees expenses associated with the closing of the Credit Agreement.
     The Borrowers may borrow in U.S. Dollars (“USD”) or Canadian Dollars (“CAD”) under the revolving credit line. The Company’s USD borrowings will bear interest, at the Company’s option, at either a base rate or a Eurodollar rate, in each case plus an applicable margin based on the Company’s leverage ratio. The base interest rate for USD borrowings is a rate equal to the greater of (i) the Agent’s prime rate, (ii) the federal funds rate plus 0.50% and (iii) the one-month Eurodollar rate plus 1.00%. Smucker Canada’s CAD borrowings under the Credit Agreement bear interest, at Smucker Canada’s option, at either a base rate or a CDOR rate, in each case plus an applicable margin based on the Company’s leverage ratio. The base interest rate for CAD borrowings is a rate equal to the greater of (i) the Agent’s prime rate for CAD loans and (ii) the 30-day CDOR rate plus 1.00%. The applicable margins on USD and CAD base rate loans range from 1.5% to 1.0%, and the applicable margins on Eurodollar loans and CDOR loans range from 2.5% to 2.0%.
     Until maturity of the Credit Agreement, the Company must maintain (1) a ratio of consolidated debt to consolidated EBITDA (as defined in the Credit Agreement) of not greater than 3.50 : 1.00, and (2) a ratio of consolidated EBITDA to Interest Expense (as defined in the Credit Agreement) payable in cash of not less than 3.50 : 1.00, in each case for the 12-month period ended on the last day of each fiscal quarter.
     The Credit Agreement contains customary representations and warranties and usual and customary affirmative and negative covenants. The Credit Agreement also contains certain customary events of default. If an event of default (as defined in the Credit Agreement) has occurred and is continuing, the Agent may terminate the commitments and declare that the loans and any accrued interest are due and payable by the Borrowers.
     The Lenders, the Agent, the Syndication Agent and the Documentation Agents (and each of their respective subsidiaries or affiliates) have in the past provided, and may in the future provide, investment banking, cash management, underwriting, lending, commercial banking, trust, leasing services, foreign exchange and other advisory services to, or engage in transactions with, the Company, its subsidiaries or affiliates. These parties have received, and may in the future receive, customary compensation from the Company, its subsidiaries or affiliates, for such services.
     The foregoing is a summary of the material terms and conditions of the Credit Agreement and not a complete description of the Credit Agreement. Accordingly, the foregoing is qualified in its entirety by reference to the full text of the Credit Agreement attached to this Current Report as Exhibit 10.1, which is incorporated herein by reference.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The description of the Credit Agreement set forth under Item 1.01 is incorporated into this Item 2.03 by reference.
Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits.

Number	Exhibit

10.1	Credit Agreement, dated as of October 29, 2009, between the Company, Smucker Canada, the Lenders, the Agent, the Syndication Agent and the Documentation Agents.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE J. M. SMUCKER COMPANY
By:	/s/ Jeannette Knudsen
	Name:	Jeannette L. Knudsen
	Title:	Secretary

Date: October 30, 2009

EXHIBIT INDEX

Number	Description

10.1	Credit Agreement, dated as of October 29, 2009, between the Company, Smucker Canada, the Lenders, the Agent, the Syndication Agent and the Documentation Agents.